UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):   March 31, 2006
ConocoPhillips
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32395 (Commission File Number)	01-0562944 (I.R.S. Employer Identification No.)
600 North Dairy Ashford
Houston, Texas 77079
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (281) 293-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.
On December 12, 2005, ConocoPhillips and Burlington Resources Inc., a Delaware corporation (Burlington Resources), announced that ConocoPhillips had agreed to acquire Burlington Resources pursuant to an Agreement and Plan of Merger, dated as of December 12, 2005 (the Merger Agreement), by and among ConocoPhillips, Cello Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of ConocoPhillips (Merger Sub), and Burlington Resources, pursuant to which Burlington Resources would merge with and into Merger Sub, with Merger Sub as the surviving corporation (the Merger). On March 31, 2006, ConocoPhillips completed the acquisition of Burlington Resources, following the approval of the Merger Agreement by Burlington Resources shareholders at a special meeting held on March 30, 2006. Pursuant to the certificate of merger filed with the Secretary of State of Delaware, the name of Merger Sub was changed to Burlington Resources Inc.
Approximately 74 percent of Burlington Resources shares outstanding, and 98 percent of those Burlington Resources shares present and entitled to vote, were voted in favor of the Merger Agreement. Under the terms of the Merger Agreement, each share of Burlington Resources common stock was converted into the right to receive $46.50 in cash and 0.7214 shares of ConocoPhillips common stock, plus cash in lieu of any fractional shares. The aggregate consideration paid by ConocoPhillips in the Merger was approximately $17.5 billion and 271 million shares of ConocoPhillips common stock. The cash portion of the consideration paid in the Merger was funded in part by borrowings under two $7,500,000,000 364-day credit facilities and in part by cash on hand. The information set forth in Item 2.03 below is incorporated by reference herein.
Burlington Resources was an independent exploration and production company that held a substantial position in North American natural gas reserves and production. At year-end 2005, as reported in its Annual Report on Form 10-K, Burlington Resources had proved worldwide natural gas reserves of 8,508 billion cubic feet, including 5,275 billion cubic feet in the United States and 2,539 billion cubic feet in Canada. Worldwide, Burlington Resources had proved reserves of 663 million barrels of crude oil and natural gas liquids combined, with 517 million barrels in the United States and 74 million barrels in Canada. During 2005, Burlington Resources’ worldwide net natural gas production averaged 1,905 million cubic feet per day, while its net combined crude oil and natural gas liquids production averaged 160 thousand barrels per day.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On March 31, 2006, in order to fund a portion of the cash consideration paid to shareholders of Burlington Resources in the transaction described in Item 2.01 of this Current Report on Form 8-K, we borrowed an aggregate total of $15,000,000,000 under two $7,500,000,000 364-day credit facilities, the material terms of which are set forth in our Form 8-K filed with the U.S. Securities and Exchange Commission on March 20, 2006, and incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Effective March 31, 2006, our Board of Directors increased its size from 15 members to 18 members and elected Mr. Richard L. Armitage to the Board of Directors as a Class I director. Also, in connection with the acquisition of Burlington Resources and pursuant to the terms of the Merger Agreement, our Board of Directors elected Mr. Bobby S. Shackouls, formerly President and Chief Executive Officer and Chairman of the Board of Burlington Resources, and Mr. William E. Wade, Jr., formerly a member of the Board of Directors of Burlington Resources, to the Board of Directors of ConocoPhillips as Class III and Class II directors, respectively.
Additionally, on March 31, 2006, we announced that our Board of Directors had approved the following actions concerning our principal officers:
•	Mr. William B. Berry, formerly Executive Vice President, Exploration and Production of ConocoPhillips, has been named Executive Vice President, Exploration and Production — Europe, Asia, Africa and Middle East.

•	Mr. Randy L. Limbacher, 48, formerly Burlington Resources’ Executive Vice President and Chief Operating Officer and a member of the Board of Directors of Burlington Resources, has been named Executive Vice President, Exploration and Production — North and South America of ConocoPhillips. Mr. Limbacher had served as a member of the Board of Burlington Resources since January 2004 and as Executive Vice President and Chief Operating Officer of Burlington Resources since December 2002. Mr. Limbacher held the position of Senior Vice President, Production, at Burlington Resources from April 2001 to December 2002.

Item 9.01	Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.

We intend to file the financial statements of the business acquired under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.

(b)	Pro Forma Financial Information.

We intend to file pro forma financial information under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.

(d)	Exhibits

2.1	—	Agreement and Plan of Merger, dated as of December 12, 2005, by and among ConocoPhillips, Burlington Resources Inc., and Cello Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Current Report of ConocoPhillips on Form 8-K filed on December 14, 2005).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONOCOPHILLIPS

/s/ Stephen F. Gates

March 31, 2006	Stephen F. Gates Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of December 12, 2005, by and among ConocoPhillips, Burlington Resources Inc., and Cello Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Current Report of ConocoPhillips on Form 8-K filed on December 14, 2005).